Exhibit 99.1

Sun Hydraulics Corporation Board Approves Special Dividend of $1.00 per Share
SARASOTA, FLA, September 25, 2014 – Sun Hydraulics Corporation (NASDAQ: SNHY) announces that its Board of Directors has elected to authorize a special cash dividend in the amount of $1.00 per share, payable on October 24, 2014, to shareholders of record as of October 10, 2014. In declaring the special dividend, the Board cited the Company's strong cash position, ability to generate on-going cash, and strong financial performance in the first half of 2014 as reasons for its decision.
"Given Sun's excellent performance so far this year, coupled with our strong balance sheet and ability to generate cash, the Board determined it is appropriate to return some cash to shareholders," said Philippe Lemaitre, Sun's Chairman. "In our considerations, we concluded this special dividend does not in any way compromise management’s ability to run the business or to make investments we feel would grow the Company long-term."
Allen Carlson, Sun's CEO and president, commented, "We are in a very strong cash position and management agrees with the Board’s decision to pay a special dividend. We will continue to do the things necessary to grow our business, including investments in marketing activities in Asia, funding our normal capex and taking advantage of M&A opportunities."
Sun Hydraulics advises all shareholders to familiarize themselves with rules regarding dividends, payment dates and ex-dividend dates. See the following website for more information http://www.sec.gov/answers/dividen.htm.
Sun Hydraulics Corporation is a leading designer and manufacturer of high performance screw-in hydraulic cartridge valves and manifolds for worldwide industrial and mobile markets. For more information about Sun, please visit our website at www.sunhydraulics.com.

Contact:
Dennis Tichio
Investor Relations
941-362-1200

Tricia Fulton
Chief Financial Officer
941-362-1200